EXHIBIT 11.1
                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. A total of 7,877 and 11,980 assumed conversion shares for the three- and six-month periods ended June 30, 2003, respectively and 80,194 and 77,842 assumed conversion shares for the three- and six-month periods ended June 30, 2002, respectively, were excluded from the net loss per share computation as their effect is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:


                                                Three months ended         Six months ended
                                                     June 30,                  June 30,
                                              -----------------------   -----------------------
                                                 2003         2002         2003         2002
                                              ----------   ----------   ----------   ----------
Shares outstanding at end of period            9,017,785    8,711,295    9,017,785    8,711,295
                                              ==========   ==========   ==========   ==========

Weighted average shares of common stock
outstanding                                    8,757,138    8,705,099    8,742,033    8,690,880

Weighted average shares of assumed
conversion shares                                887,361      791,006      813,840      796,744
                                              ----------   ----------   ----------   ----------

Weighted average shares of common stock and
assumed conversion shares                      9,644,499    9,496,105    9,555,873    9,487,623
                                              ==========   ==========   ==========   ==========

Net income                                    $1,717,389   $1,800,823   $3,221,226   $2,935,028
                                              ==========   ==========   ==========   ==========

Basic net income per common share             $     0.20   $     0.21   $     0.37   $     0.34
                                              ==========   ==========   ==========   ==========

Diluted net income per common share           $     0.18   $     0.19   $     0.34   $     0.31
                                              ==========   ==========   ==========   ==========








                                       19